Exhibit 10.32

DIRECTOR COMPENSATION POLICY

XENOPORT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED BY THE BOARD OF DIRECTORS: MARCH 17, 2014

APPROVED BY STOCKHOLDERS: JUNE 11, 2014

Each member of the board of directors (the “Board”) of XenoPort, Inc. (the “Company”) who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) will be eligible to receive cash and equity compensation as set forth in this XenoPort, Inc. Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy will be paid or granted, as applicable, automatically and without further action of the Board to each Non-Employee Director who is eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy will become effective on the date of the annual meeting of the Company’s stockholders held in 2014, provided that the XenoPort, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) is approved by the Company’s stockholders at such annual meeting, and will remain in effect until it is revised or rescinded by further action of the Board. Capitalized terms not explicitly defined in this Policy but defined in the 2014 Plan will have the same definitions as in the 2014 Plan.

1. CASH COMPENSATION.

(a) Annual Fees. Each Non-Employee Director will be eligible to receive the following annual fees, as applicable, to be paid in the form of quarterly retainers:

(i)	$50,000 per year for service as a member of the Board;

(ii)	$15,000 per year for service as the lead independent director of the Board;

(iii)	$25,000 per year for service as the chairperson of the Audit Committee;

(iv)	$15,000 per year for service as the chairperson of the Compensation Committee;

(v)	$10,000 per year for service as the chairperson of the Nominating and Corporate Governance Committee;

(vi)	$12,500 per year for service as a member of the Audit Committee;

(vii)	$7,500 per year for service as a member of the Compensation Committee; and

(viii)	$5,000 per year for service as a member of the Nominating and Corporate Governance Committee.

1.

Notwithstanding the foregoing, if a person is elected or appointed to be a Non-Employee Director or is appointed to serve as the lead independent director or chairperson of one of the Committees described above, in each case other than on the date of an annual meeting of the Company’s stockholders, such person’s annual fees for the period between the date of such election or appointment and the anticipated date of the next following annual meeting of the Company’s stockholders will be paid in accordance with this Section 1(a), but will be equitably adjusted by the Board to reflect the date of such person’s election or appointment and the anticipated date of the next following annual meeting of the Company’s stockholders.

(b) Expenses. Each Non-Employee Director will be entitled to reimbursement from the Company for any reasonable out-of-pocket expenses incurred by the Non-Employee Director in attending Board and Committee meetings and for the reasonable expenses incurred by the Non-Employee Director to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company.

To the extent that any taxable reimbursements are provided to a Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during the Non-Employee Director’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of the Non-Employee Director’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

2. EQUITY COMPENSATION. The options and restricted stock unit (“RSU”) awards described in this Policy will be granted under the 2014 Plan and will be subject to the terms and conditions of (i) the 2014 Plan and (ii) the forms of award grant notices and award agreements approved by the Board for the grant of awards to Non-Employee Directors.

(a) Initial Grants. Each person who is elected or appointed for the first time to be a Non-Employee Director automatically will be granted, upon the date of his or her initial election or appointment to be a Non-Employee Director, a nonstatutory stock option to purchase 30,000 shares of the Company’s common stock (an “Initial Option Grant”).

(b) Annual Grants. On the date of each annual meeting of the Company’s stockholders, each person who is then a Non-Employee Director and will be continuing as a Non-Employee Director following the date of such annual meeting automatically will be granted (i) a nonstatutory stock option to purchase 15,000 shares of the Company’s common stock (an “Annual Option Grant”) and (ii) an RSU award covering 5,000 shares of the Company’s common stock (an “Annual RSU Grant”). Notwithstanding the foregoing, each person who is elected or appointed for the first time to be a Non-Employee Director at an annual meeting of the Company’s stockholders will not be granted an Annual Option Grant or an Annual RSU Grant with respect to such annual meeting.

2.

(c) Terms of Options.

(i) Exercise Price. The exercise price of each Initial Option Grant and Annual Option Grant will be equal to 100% of the Fair Market Value of the Company’s common stock subject to the option on the date the option is granted.

(ii) Vesting.

(A) Each Initial Option Grant will vest and become exercisable in a series of 24 successive equal monthly installments over the two-year period measured from the date of grant, subject to the Non-Employee Director’s Continuous Service through such dates.

(B) Each Annual Option Grant will vest and become exercisable in a series of 12 successive equal monthly installments over the one-year period measured from the date of grant, subject to the Non-Employee Director’s Continuous Service through such dates.

(C) Notwithstanding Sections 2(c)(ii)(A) and 2(c)(ii)(B) above, the vesting and exercisability of an outstanding Initial Option Grant or Annual Option Grant (1) may accelerate in full upon a Corporate Transaction pursuant to Section 9(c) of the 2014 Plan and (2) will accelerate in full immediately prior to the effectiveness of a Non-Employee Director’s resignation or removal (and contingent upon the effectiveness of a Change in Control) in the event that the Non-Employee Director is required to resign his or her position as a Non-Employee Director as a condition of the Change in Control or the Non-Employee Director is removed from his or her position as a Non-Employee Director in connection with the Change in Control.

(d) Terms of RSU Awards.

(i) Vesting.

(A) Each Annual RSU Grant will vest in full on the earlier of (1) the one-year anniversary of the date of grant or (2) the date of the next annual meeting of the Company’s stockholders following the date of grant, subject to the Non-Employee Director’s Continuous Service through such date.

(B) Notwithstanding Section 2(d)(i)(A) above, the vesting of an outstanding Annual RSU Grant (1) may accelerate in full upon a Corporate Transaction pursuant to Section 9(c) of the 2014 Plan and (2) will accelerate in full immediately prior to the effectiveness of a Non-Employee Director’s resignation or removal (and contingent upon the effectiveness of a Change in Control) in the event that the Non-Employee Director is required to resign his or her position as a Non-Employee Director as a condition of the Change in Control or the Non-Employee Director is removed from his or her position as a Non-Employee Director in connection with the Change in Control.

3.